Monarch Casino & Resort, Inc. Reports Third Quarter Net Revenues of $57.1 Million, Net Income of $7.8 Million and 14.3% Increase in Adjusted EBITDA to $16.3 Million

RENO, NV -- (Marketwired - October 25, 2016) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch" or the "Company") today reported operating results for the third quarter ended September 30, 2016, as summarized below:

($ in thousands,
 except per share data   Three Months Ended           Nine Months Ended
 and percentages)           September 30,               September 30,
                      ------------------------   --------------------------
                        2016    2015  Increase     2016     2015   Increase
                      ------- ------- --------   -------- -------- --------
  Net revenues        $57,109 $53,576      6.6%  $161,436 $150,760      7.1%
  Adjusted EBITDA (1)  16,334  14,285     14.3%    41,141   37,643      9.3%
  Net income          $ 7,834 $ 6,394     22.5%  $ 18,104 $ 15,536     16.5%
                      ======= ======= ========   ======== ======== ========

  Basic EPS           $  0.45 $  0.38     18.4%  $   1.05 $   0.92     14.1%
  Diluted EPS         $  0.45 $  0.37     21.6%  $   1.03 $   0.90     14.4%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: "We are pleased with our 2016 third quarter net revenue and adjusted EBITDA growth as well as our eighth consecutive quarter of double digit net income growth. Consistent delivery of strong financial results is a product of our team's continued focus on providing guests with market-leading gaming entertainment, dining and hospitality experiences at Atlantis Casino Resort Spa and Monarch Casino Black Hawk.

"Atlantis continues to benefit from its position as a leading casino resort in the healthy and improving Reno macro market environment. We continuously refine and enhance our offerings at Atlantis and seek to deliver a superior guest experience. We are focused constantly on improving operational efficiency and implementing analytical tools to provide real-time decision making information and accurate performance measurement. These efforts are yielding improved results which we expect to build upon going forward. Additionally, property improvements such as the recently redesigned and upgraded Toucan Charlie's buffet and the approximate 34% increase in surface parking adjacent to the Atlantis continue to garner favorable customer feedback and attractive returns on invested capital.

"In Black Hawk, our property continues to deliver growth and strong operating results even while the work on our master planned expansion continues. We expect to secure the temporary certificate of occupancy for our new parking structure in mid-November, at which time we will immediately move forward with the demolition of the existing garage. This will put us on schedule to break ground on the hotel tower in the first quarter of 2017. Our experience with successfully managing profitable business operations at Atlantis through construction disruption, as well as through the three phase renovation of the existing casino at Black Hawk, gives us confidence that we can minimize negative operational impact. We understand that more than two years of phased work on the garage demolition and hotel tower construction will impact our guests. However, we will continue to entertain our guests in the manner they have come to expect and we will implement measures such as convenient shuttle service between the casino and the new parking garage to minimize the impact of construction upon our guests. We look forward to embarking on the cornerstone phase of our property expansion project early next year and believe the long-term prospects for Monarch Casino Black Hawk are very exciting.

"Monarch is favorably positioned in two highly attractive and growing markets. We believe the 2016 third quarter results demonstrate that we are effectively leveraging our operating discipline. We intend to maintain our leadership position in Reno while attracting new guests in that growing market and believe that our expansion project in Black Hawk will help grow that market as Denver's economic expansion continues. This is an exciting time for Monarch and our entire team is devoted to taking advantage of the opportunities ahead."

Summary of 2016 Third Quarter Operating Results
For the 2016 third quarter, consolidated net revenue of $57.1 million grew 6.6% year over year, reflecting solid revenue growth at both Atlantis and Monarch Casino Black Hawk. Revenue from the Company's casino operations rose 6.0% year over year, food and beverage revenue increased 6.1% and hotel revenue grew 3.8%. Consolidated promotional allowance increased $0.3 million, or 2.3%.

The Company generated consolidated Adjusted EBITDA of $16.3 million in the third quarter of 2016, an increase of $2.0 million, or 14.3%, over the same period a year ago.

Casino operating expense as a percentage of casino revenue decreased to 40.3% for the third quarter of 2016 compared to 40.9% in the third quarter of 2015 due to increased casino revenues. Food and beverage operating expense as a percentage of food and beverage revenue increased slightly to 39.4% during the third quarter of 2016 from 39.2% a year ago driven by higher labor costs. Hotel operating expense as a percentage of hotel revenue increased to 28.4% for the third quarter of 2016 compared to 25.2% for the same period in the prior year primarily as a result of slightly lower occupancy and higher labor costs.

Selling, general and administrative ("SG&A") expenses for the 2016 third quarter were $14.4 million, flat with the prior year period, but decreased as a percentage of net revenue from 26.8% in the third quarter of the prior year to 25.3% in the current quarter.

Monarch Black Hawk Expansion Update
Summarized below is an update on the Company's ongoing upgrade and expansion of Monarch Black Hawk, including the expected costs and completion dates for the project as well as the amounts spent through September 30, 2016:

                       -----------------------------------------------------
$ in millions                        Total Spent
                                       Through                   Estimated
                                    September 30,   Left to     Completion
                           Cost         2016         Spend         Date
                       ----------- -------------- ----------- --------------
I. Existing Facility
  Monarch Casino Black
   Hawk (1)                $76           $76           -         Completed
                                                                 Interior
  Existing Facility                                             completed;
   Upgrade (2)(3)       $34 - $36        $18       $16 - $18  Exterior 2017-
                                                                   2018
                       ----------- -------------- -----------
    Total Existing
     Facility          $110 - $112       $94       $16 - $18
                       ----------- -------------- -----------

II. Expansion
  Acquired Land Parcels    $10           $10           -         Completed
  Parking Structure     $38 - $41        $38        $0 - $3        4Q16
  Hotel Tower & Casino
   (3)                 $229 - $234        -       $229 - $234      2Q19
  Other (4)              $8 - $10        $9         $0 - $1        2Q19
                       ----------- -------------- -----------
  Total Expansion      $285 - $295       $57      $229 - $238
                       ----------- -------------- -----------
    Total Cost         $395 - $407      $151      $244 - $256
                       =========== ============== ===========

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Black Hawk (formerly Riviera Black Hawk Casino).
(2) Includes upgrades to interior, which was completed in August 2015, and exterior of existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion from a combination of operating cash flow and the Amended Credit Facility.
(4) The Company will fund the amount left to spend from operating cash flow.

The Company continues to make progress with the Monarch Casino Black Hawk expansion project. Monarch expects to secure the temporary certificate of occupancy for and open the new parking structure at the property in mid-November. At that time, the Company will immediately begin the demolition and removal of the original parking structure which it expects to complete during the first quarter of 2017. Monarch plans to break ground on the hotel tower and casino expansion in the first quarter of 2017 and open floors of the new tower, beginning with the casino expansion and additional restaurants, as they are finished. The targeted completion date of the entire project is the second quarter of 2019.

Credit Facility
During the 2016 third quarter, the Company made net principal payments of $5.1 million which reduced the amount outstanding on its credit facility to $29.9 million as of September 30, 2016. Capital expenditures of $5.0 million in the third quarter of 2016 represent costs related to the Monarch Casino Black Hawk master development plan and ongoing maintenance spending in Reno and Black Hawk. Capital expenditures in the third quarter were funded from the Company's operating cash flows.

Interest expense for the 2016 third quarter decreased to $130 thousand from $137 thousand in the third quarter of 2015 due to lower average outstanding borrowings in the 2016 third quarter compared to the 2015 third quarter offset by the increase in amortization of deferred loan costs.

As previously reported, on July 20, 2016, Monarch entered into an amended and restated credit facility, under which the former $100 million credit facility was increased to $250 million and the maturity date of the facility was extended from November 15, 2016 to July 20, 2021. Monarch may use borrowings from the Amended Credit Facility to pay for costs related to the expansion project at its Monarch Casino Black Hawk as well as additional ongoing capital expenditure requirements, working capital needs and general corporate purposes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions; (iii) plans, objectives and expectations regarding Atlantis and/or Monarch Casino Black Hawk; and (iv) plans, costs, financing, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. With respect to the Monarch Casino Black Hawk master development plan and expansion project, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;
  access to available and reasonable financing on a timely basis;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets; and
  the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular.

Additional information concerning potential factors that could affect all forward looking statements, including the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's website at www.monarchcasino.com.

Non-GAAP Financial Measures
Please see the separate Reconciliation of Adjusted EBITDA to Net Income (unaudited) below.

Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space, approximately 720 slot machines, 14 table games, a 250 seat buffet-style restaurant, a snack bar and a parking structure with approximately 500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23 story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, a new parking structure and associated support facilities. The planned nine story parking structure will increase total parking on site from approximately 500 spaces to approximately 1,500 parking spaces.

- financial tables follow -

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)

                                  Three months ended     Nine months ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2016       2015       2016       2015
                                 ---------  ---------  ---------  ---------
Revenues
  Casino                         $  43,882  $  41,394  $ 125,613  $ 117,384
  Food and beverage                 15,621     14,725     44,581     41,803
  Hotel                              6,901      6,646     18,038     17,211
  Other                              2,891      2,723      8,390      7,991
                                 ---------  ---------  ---------  ---------
    Gross revenues                  69,295     65,488    196,622    184,389
  Less promotional allowances      (12,186)   (11,912)   (35,186)   (33,629)
                                 ---------  ---------  ---------  ---------
    Net revenues                    57,109     53,576    161,436    150,760
                                 ---------  ---------  ---------  ---------

Operating expenses
  Casino                            17,684     16,913     52,449     49,477
  Food and beverage                  6,152      5,772     18,343     16,515
  Hotel                              1,958      1,674      5,438      4,869
  Other                                975        901      2,922      2,949
  Selling, general and
   administrative                   14,439     14,349     42,126     40,245
  Depreciation and amortization      3,644      3,918     11,134     12,157
  Loss (gain) on disposition of
   assets                                5         --        668        (20)
                                 ---------  ---------  ---------  ---------
    Total operating expenses        44,857     43,527    133,080    126,192
                                 ---------  ---------  ---------  ---------
      Income from operations        12,252     10,049     28,356     24,568
                                 ---------  ---------  ---------  ---------

Other expenses
  Interest expense, net of
   amounts capitalized                (130)      (137)      (275)      (537)
                                 ---------  ---------  ---------  ---------
    Total other expense               (130)      (137)      (275)      (537)
                                 ---------  ---------  ---------  ---------

    Income before income taxes      12,122      9,912     28,081     24,031
Provision for income taxes          (4,288)    (3,518)    (9,977)    (8,495)
                                 ---------  ---------  ---------  ---------
  Net income                     $   7,834  $   6,394  $  18,104  $  15,536
                                 =========  =========  =========  =========

Earnings per share of common
 stock
  Net income
    Basic                        $    0.45  $    0.38  $    1.05  $    0.92
    Diluted                      $    0.45  $    0.37  $    1.03  $    0.90

Weighted average number of common
 shares and potential common
 shares outstanding
    Basic                           17,338     16,979     17,270     16,898
    Diluted                         17,720     17,343     17,603     17,281

               MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                       (In thousands, except shares)

                                               September 30,   December 31,
                                                    2016           2015
                                               -------------  -------------
                                                (unaudited)
ASSETS
Current assets
  Cash and cash equivalents                    $      19,454  $      21,164
  Receivables, net                                     4,618          3,729
  Income taxes receivable                                517            611
  Inventories                                          2,807          2,881
  Prepaid expenses                                     4,281          3,402
                                               -------------  -------------
    Total current assets                              31,677         31,787
                                               -------------  -------------
Property and equipment
  Land                                                29,549         29,549
  Land improvements                                    6,701          6,701
  Buildings                                          152,284        150,966
  Buildings improvements                              24,503         23,255
  Furniture and equipment                            133,395        134,704
  Construction in progress                            50,210         37,424
  Leasehold improvements                               1,347          1,347
                                               -------------  -------------
                                                     397,989        383,946
  Less accumulated depreciation and
   amortization                                     (186,132)      (180,792)
                                               -------------  -------------
    Net property and equipment                       211,857        203,154
                                               -------------  -------------
  Other assets
  Goodwill                                            25,111         25,111
  Intangible assets, net                               5,326          6,200
  Deferred income taxes                                7,415          7,415
  Other assets, net                                    3,490          1,179
                                               -------------  -------------
    Total other assets                                41,342         39,905
                                               -------------  -------------
      Total assets                             $     284,876  $     274,846
                                               =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
  Current portion of long-term debt            $          --  $      40,900
  Accounts payable                                     7,358          6,747
  Construction accounts payable                        1,213          1,407
  Accrued expenses                                    21,298         21,873
                                               -------------  -------------
    Total current liabilities                         29,869         70,927
                                               -------------  -------------
Long-term debt                                        29,900             --
                                               -------------  -------------
    Total liabilities                                 59,769         70,927
                                               -------------  -------------

Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                         --             --
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   17,363,164 outstanding at September 30,
   2016; 17,202,699 outstanding at December 31,
   2015                                                  191            191
  Additional paid-in capital                          22,965         22,728
  Treasury stock, 1,733,136 shares at September
   30, 2016; 1,893,601 shares at December 31,
   2015                                              (23,557)       (26,404)
  Retained earnings                                  225,508        207,404
                                               -------------  -------------
    Total stockholders' equity                       225,107        203,919
                                               -------------  -------------
    Total liabilities and stockholders' equity $     284,876  $     274,846
                                               =============  =============

               Monarch Casino & Resort, Inc. and Subsidiaries
               Reconciliation of Adjusted EBITDA to Net Income
                          (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2016       2015       2016       2015
                                 ---------  ---------  ---------  ---------
    Adjusted EBITDA (1)          $  16,334  $  14,285  $  41,141  $  37,643
Expenses:
  Stock based compensation            (433)      (318)      (983)      (938)
  Depreciation and amortization     (3,644)    (3,918)   (11,134)   (12,157)
  Interest expense, net of amount
   capitalized                        (130)      (137)      (275)      (537)
  Gain (loss) on disposition of
   assets                               (5)        --       (668)        20
  Provision for income taxes        (4,288)    (3,518)    (9,977)    (8,495)
                                 ---------  ---------  ---------  ---------
    Net income                   $   7,834  $   6,394  $  18,104  $  15,536
                                 =========  =========  =========  =========

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus provision for income taxes, stock based compensation expense, other one-time charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.
    This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700
dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500
mcri@jcir.com